News Release

FOR IMMEDIATE RELEASE	CONTACT
September 2, 2009	Craig J. Renner
301-843-8600

ACPT EXECUTES AGREEMENT TO SELL PUERTO RICO APARTMENTS

ST. CHARLES, MD.—American Community Properties Trust (ACPT) (the “Company”) (NYSE Amex: APO) announced today that it has completed the sale of its wholly owned subsidiary, Interstate General Properties, LP (IGP) to Partners Business Equities, LLC (PBE) and its associates for $14.3 million.  Prior to the sale, IGP was restructured to include only the Company’s general and limited partnership interests  in nine partnerships which own twelve properties with 2,653 subsidized apartments in Puerto Rico, as well as the Section 8 affordable housing management contracts.  ACPT will maintain its presence in Puerto Rico through its residential and commercial land holdings. PBE was formed by members of the IGP management team.
Steve Griessel, Chief Executive Officer, said the Company will use the net proceeds from the sale to strengthen the Company’s balance sheet.  “This sale will help the Company structure itself in a manner so that it can independently operate our two lines of business, operating real estate and land development,” said Mr. Griessel. “This sale was also a critical component of our strategic imperative to generate free cash flow for the Company and simplify and reduce operating costs.”
Mathew M. Martin, Chief Financial Officer, said the sale of IGP will reduce the Company’s reported consolidated debt by $81 million. In addition, PBE assumed the remaining term of IGP’s office lease in the Company’s Escorial Office Building consisting of 10,476 square feet and 102 employees, which represents 89.5 percent of ACPT’s Company’s Puerto Rico employees.  Going forward, the Company expects to save in excess of $2 million in general and administrative expenses annually as a result of the sale. The Company generated net cash of $9.74 million from the sale, which is net of fees and withholding taxes.
“We believe this sale, in combination with other measures taken by the Company, will provide the financial resources and flexibility to fund continuing operations, and leave us well-positioned for potential future growth opportunities,” said Mr. Martin.
“This sale represents a significant milestone in the Company’s history because the Puerto Rico apartments have been an integral aspect of our business for three decades and as such it was a tough but necessary decision said Mr. Griessel. “Moving forward, the Company will continue to aggressively pursue further strategic objectives that we believe will enable our Company to prosper and grow.”
ACPT is a diversified real estate organization with operations in Maryland and Puerto Rico, is currently listed on the NYSE Amex Exchange under the symbol “APO.”
For more information about ACPT, visit www.acptrust.com.  For more information about the planned community of St. Charles, visit www.stcharlesmd.com.